SUPPLEMENTAL AGREEMENT NO. VII TO

AGREEMENT BETWEEN

WINTER PARK RECREATIONAL ASSOCIATION

AND THE CITY AND COUNTY OF DENVER

THIS SUPPLEMENTAL AGREEMENT NO. VII (this “Supplement”), is entered into as of Oct 4, 2002, by and between WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit corporation (the “Association”) and THE CITY AND COUNTY OF DENVER, a Colorado municipal corporation (the “City”).

WITNESSETH THAT:

WHEREAS, the Association and the City, on or about November 22, 1950, made and entered into a certain written agreement which was supplemented by written agreements entered into on or about April 14, 1951, April 20, 1957, December 9, 1961, June 11, 1971, April 13, 1979 and May 3, 1994, respectively (such agreement and its supplements through May 3, 1994 being hereinafter referred to as the “Agreement”), which Agreement is now hereby amended and restated in its entirety by this Supplement; and

WHEREAS, pursuant to the Agreement, the Association has had the obligation, as agent for the City, to facilitate the operation, maintenance, and development of the Winter Park Resort (the “Resort”) for the benefit of the citizens of the City and the general public, and the City acknowledges that the Association has performed such obligations in strict compliance with the Agreement; and

WHEREAS, the Resort has become the place that it is today because of the great vision of its creator, George Cranmer, as well as the efforts of the Association; and

WHEREAS, the Resort requires great vision again, as the Association recognizes that there have been changes in the skiing and mountain recreation industries and has advised the City that in the Association’s judgment, it would be in the best interest of the Resort for the Association to enter into an agreement with a private company which has expertise and resources in this area to insure that the Resort remains a competitive ski resort; and

WHEREAS, Intrawest Corporation, a corporation continued pursuant to the Canadian Business Corporations Act and its affiliates (collectively “Intrawest”), has been identified as the private commercial entity with which such an agreement should be entered into; and

WHEREAS, Intrawest is a leader in North America in the development and operation of ski resorts, and has the experience and resources to help secure the future of the Resort; and

WHEREAS, the Association and the City agree that the Association and Intrawest should enter into a certain Lease and Operating Agreement for the Resort, substantially in the form of Exhibit A attached hereto (the “Lease”), and provide Intrawest an option to purchase certain development real estate therein by a certain Option Agreement substantially in the form attached hereto as Exhibit B (the “Option Agreement”), and enter into other related documents in the forms attached as exhibits to the Lease and the Option Agreement.

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NOW, THEREFORE, in consideration of the premises set forth above and of the agreements of the parties to be kept and performed as set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of explicitly stating and setting forth the understandings and agreements between the City and the Association with respect to the Resort, it is hereby agreed that the Agreement is amended and restated in its entirety as follows:

I. ASSOCIATION STRUCTURE

1. Transition. The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, which are attached hereto as Exhibits C and D respectively (the “Organizational Documents”), establish the structure described in Section 4 of this Supplement. The Organizational Documents were conditionally adopted by the Board of the Association on SEPTMBER 20, 2002, and will become effective upon their disbursement by Grand County Title and Escrow Company (the “Escrow Agent”) at such time as the Escrow Agent receives written notice expressly directing such disbursement from the current Chairman of the Board and the President and Chief Executive Officer of WPRA. Thus, this Supplement shall only be effective upon the Organizational Documents becoming effective as provided in this paragraph.

2. Ratification. The City hereby ratifies and approves of all acquisitions of real property and interests in real property by the Association prior to the effective date of this Supplement, and all actions taken by the Association prior to the effective date of this Supplement.

3. Release. The City and the Association acknowledge that the persons currently and previously acting as Trustees and Officers of the Association prior to the effective date of this Supplement have duly discharged their fiduciary and other obligations to the Association, the City and the general public, and the City and the Association hereby waive, release and discharge any and all claims, whether contingent or absolute, whether known or unknown, that the City or the Association might have against such persons under the Agreement or arising out of or relating to their actions as Trustees and Officers of the Association or the operation, maintenance and development of the Resort.

4. Structure of Board of Directors

a. Directors. The Organizational Documents provide for the Association to have a Board of Directors consisting of five Directors who will be appointed and elected as follows:

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i. First Appointee. The Mayor (“Mayor”) of the City and County of Denver shall appoint a Director for a term of four (4) years (“First Appointee”). The First Appointee shall be an individual who, at the time of the appointment, occupies a senior-level policy-making position with the City, including without limitation as an appointee of the Mayor or as a member of the City Council. The Mayor shall have the right to remove and replace the First Appointee at any time during such Appointee’s term with a person possessing similar qualifications to those set forth in the preceding sentence. After the term of the initial First Appointee, successors shall be appointed to terms of five (5) years.

ii. Second Appointee. The Mayor shall appoint a Director for a term of five (5) years (“Second Appointee” and together with the First Appointee, the “Appointees”). The Second Appointee shall be an individual who, at the time of the appointment, occupies a senior-level policy-making position with the City, including without limitation as an appointee of the Mayor or as a member of the City Council. The Mayor shall have the right to remove and replace the Second Appointee at any time during such Appointee’s term with a person possessing similar qualifications to those set forth in the preceding sentence. After the term of the initial Second Appointee, successors shall be appointed to terms of five (5) years.

iii. First Citizen Director. The Mayor shall appoint a Director for a term of three (3) years (“First Citizen Director”). Upon expiration of the initial First Citizen Director’s term, the new First Citizen Director shall be elected by the four remaining Directors. The First Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

iv. Second Citizen Director. The Mayor shall appoint a Director for a term of six (6) years (“Second Citizen Director”). Upon expiration of the initial Second Citizen Director’s term, the new Second Citizen Director shall be elected by the four remaining Directors. The Second Citizen Director shall: 1) serve a term of five (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

v. Third Citizen Director. The Mayor shall appoint a Director for a term of seven (7) years (“Third Citizen Director” and together with the First and Second Citizen Directors, the “Citizen Directors”). Upon expiration of the initial Third Citizen Director’s term, the new Third Citizen Director shall be elected by the four remaining Directors. The Third Citizen Director shall: 1) serve a term offive (5) years, 2) be a resident of the City of Denver, and 3) have professional experience in commercial business, real estate, law, or finance.

b. Term; Election. All Citizen Directors shall serve no more than one term. Upon the expiration of the term of a Citizen Director, if the four remaining Directors cannot agree to the election of the new Citizen Director by a majority vote, they shall each submit the name of their candidates to the Citizen Director whose term is expired, who shall elect one of such candidates.

II. ROLE OF THE ASSOCIATION

5. Purpose and Powers. The Association acknowledges and agrees that the sole purpose for its existence is to lessen the burdens of the City’s government by acting as agent for the City with respect to the Resort in accordance with its Articles of Incorporation, Bylaws and this Supplement. The Association shall have and exercise all powers under this Supplement that are necessary or appropriate for it to act as such agent, subject to the specific provisions and limitations set forth in this Supplement.

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6. Responsibilities of the Association. The Association shall:

a. Enter into the Lease, the Option Agreement, that certain Additional Consideration Agreement between the Association and Intrawest/Winter Park Holdings Corporation (the “Additional Consideration Agreement”), and that certain Guaranty by Intrawest Corporation (the “Guaranty”);

b. Hold the title as agent for the City to the assets that are leased pursuant to the Lease;

c. Execute any and all documents referenced in, attached to or now or hereafter relating to the Lease and the Option Agreement and implement the actions contemplated thereby;

d. Be the borrower of the Agreed Upon Indebtedness (as defined in the Lease) and execute all documents necessary or appropriate in connection therewith;

e. Take all actions required to be taken by the Landlord pursuant to the Lease in accordance with the terms of the Lease and related documents, including without limitation, providing from available closing funds for the payment or reimbursement of Reimbursable Transaction Costs as defined in the Lease;

f. Take all actions required to be taken by the WPRA pursuant to the Option Agreement in accordance with the terms of the Option Agreement and related documents; and

g. Take no action that is inconsistent with or results in a breach of the terms of this Supplement.

7. City Decisions. As the residual owner of the Resort property and as a third party beneficiary to the Lease and Option Agreement and related documents, the City retains the ability to protect its interests by reserving the right to make decisions regarding the issues listed in this Section. All other decisions required to be made under the Lease and Option Agreement shall be made by the Association using its reasonable best efforts. Any capitalized terms used in this Section shall be as defined in the Lease or the Option Agreement, as applicable. The Association shall act in accordance with directions given by the City with respect to the following matters and shall not:

a. Sell, transfer, exchange or lease the Leased Assets except with the approval of the Mayor and City Council, provided, however, that this restriction shall not apply to the property that is subject to conveyance (including, without limitation, transfers of title, granting of easements and the issuance of licenses) pursuant to the Option Agreement or the Lease;

b. Pledge, mortgage, or grant a deed of trust or security interest or other lien with respect to any interest in the Leased Assets except with the approval of the Mayor and City Council, provided, however, that this restriction shall not apply to such actions with respect to the Development Parcels as collateral under the Agreed-Upon Indebtedness as provided in the Lease;

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c. Terminate the Lease, Option Agreement, the Additional Consideration Agreement, or the Guaranty, or amend or modify such documents in any way that has a materially adverse financial effect on the interests of the City, except with the approval of the Mayor and City Council;

d. Agree or consent to expansion, contraction or other modification to the boundaries covered by the Forest Service Permits or the Forest Service Master Plan except with the approval of the Mayor;

e. Grant permission for Tenant to acquire USFS Real Property that is not for Resort Operations except with the approval of the Mayor;

f. Approve a waiver of any sublease limitations contained in the existing lease from The Colorado Arlberg Club or enter into a new lease with The Colorado Arlberg Club except with the approval of the Mayor;

g. Exercise rights upon default by Intrawest under the Lease, Option Agreement, Additional Consideration Agreement, the Guaranty, or related documents except with the approval of the Mayor;

h. Consent to assignments, encumbrances and other transfers under the Lease or Option Agreement that require such consent, except with the approval of the Mayor;

i. Amend or modify or consent with respect to any aspect of the Resort Operations Core Master Plan, Resort Operations Space identified on any Master Plan, and the deviations from permitted and prohibited uses with respect to any of the Core Areas in the Option Agreement except with the approval of the Mayor.

The provisions of this Section 7 govern the relationship between the City and the Association, and shall not constitute notice to any third party. Unless and until a person receives a specific prior written notice from the City to the contrary, any person dealing with the Association may, without further inquiry, rely upon actions taken by the Association as being duly authorized and not in contravention of this Supplement.

8. Termination. The City may terminate the Agreement as amended and restated by this Supplement, without cause, upon ninety (90) days’ prior written notice. The City may terminate the Agreement as amended and restated by this Supplement with cause if the Association is in default of its obligations under this Supplement, the Lease, or the Option Agreement, and the Association has not taken the curative actions set forth in the City’s written notice of default within the period of time set forth in such notice. Termination of the Agreement as amended and restated by this Supplement shall not terminate the Lease, the Option Agreement, the Additional Consideration Agreement, or the Guaranty, and shall not affect the liability of the Association under or the collateral given by the Association to secure the Agreed-Upon Indebtedness (as defined in the Lease). Upon termination of the Agreement as amended and restated by this Supplement, the Association shall:

a. provide for the payment or other satisfaction of all liabilities (debts and other obligations) of the Association, which shall be by actual payment or by a transfer of assets of the Association subject to an assumption of some or all of the liabilities of the Association, or a combination thereof as may be necessary for such payment or other satisfaction;

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b. subject to the provisions of subparagraph a. above and provided that the following action does not result in a default under any Agreed-Upon Indebtedness (as defined in the Lease), donate, give, grant, convey, assign, set-over, and deliver to the City or its governmental or non-profit corporate designee, by good and sufficient instruments of transfer, for the use and benefit of the people of the City, all right, title and interest of the Association in and to the land, leases, permits, licenses, buildings, improvements, facilities, and all other property, real and personal, tangible and intangible, including all money and accounts receivable and all contract rights and choices in action, which the Association then owns or has or may later acquire; and

c. promptly dissolve the Association in accordance with the requirements and responsibilities of Colorado law.

9. Visitation. The City and the Association agree that the Mayor, City Auditor, members of the City Council, and the Manager of Parks and Recreation shall have access to the Resort for visitation and inspection.

10. Inspection of Records. The Association shall maintain its books and records in the City and County of Denver at a place known at all times to the City. Representatives of the City, including without limitation, the City’s Auditor, shall have the right to inspect and copy such books and records from time to time on one (1) business day’s notice to the Association. The Association shall maintain its financial records in accordance with generally accepted accounting principles consistently applied. At any time after five (5) business days prior notice to the Association of its intention to do so, the City may cause to be made a complete audit of the records of the Association for any fiscal period within the preceding ten (10) years. The acceptance of payments by the City computed on the basis of statements furnished by the Association shall be without prejudice to the City’s rights to inspect and/or audit the records of the Association. A representative of the Association shall appear before City Council to answer any questions upon request of the City. The Association agrees to abide by the Colorado Open Public Records Law described in CRS Title 24, Article 72, or successor provisions.

11. Budget and Operating Expenses Reimbursement. The Association shall deliver to the City no later than November 1 of each year, a copy of its budget for the following calendar year. The budget shall set forth an itemized list of the Association’s projected expenses to perform its duties hereunder for the following year. The Association shall submit a reconciliation statement of its revenues and expenses on or before July 31 of each year in such detail as the City and the Association may require. A representative of the Association shall appear before the City Council of the City and County of Denver to answer any questions upon the City’s request.

12. Notices. The Association agrees to give prompt notice to the City of any and all notices of any kind and nature that the Association receives from or delivers to Intrawest pursuant to the terms of the Lease and Option Agreement and any related agreements, in whatever manner and to whatever persons as the City may identify to the Association from time to time. If pursuant to those notices or otherwise, the Association is required to or has the right to consent, object or comment and has a responsibility to follow the directions of the City for the matters specified in Section 7 herein, the Association shall promptly provide to the City all necessary available material information relative to the making of that decision. Except as otherwise specifically provided in this Supplement, the Association shall proceed as it deems best for the Resort using reasonable and prudent business judgment, and shall provide the City and the Association with a copy of its decision or action.

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13. Proceeds from the Lease and Option Agreement. The Association agrees to collect from Intrawest any and all money due or payable to the Association under the terms of the Lease and to transmit all such money to the City as promptly as possible, and in no event later than thirty (30) days after receipt thereof. If Intrawest makes a payment pursuant to the Option Agreement, the Association shall promptly transmit any amount that it receives and/or any amount which the Association is not required to pay to an Agreed-Upon Indebtedness Lender (as defined in the Lease) to the City, and in no event later than thirty (30) days after receipt thereof.

14. Termination or Default by Intrawest. If the Association believes that Intrawest is in default of its obligations under the Lease or Option Agreement, or if the Lease or Option Agreement terminate for any reason, the Association shall take such steps as may be necessary to preserve any legal rights, and shall promptly give notice of such default or termination to the City. Thereafter, the Association shall consult in good faith with the City to determine how to proceed. If the Association and the City cannot agree, the Association shall proceed as the City may direct, provided that such direction does not impose on the Association or its officers or Directors any liability for breach of fiduciary responsibility or otherwise.

15. 501(c) Status and Organizational Structure. The Association shall at all times take such actions as may be necessary, and shall refrain from taking such actions as may be detrimental, to preserve its status as a nonprofit corporation that qualifies as a tax exempt entity under Section 501(c) of the Internal Revenue Code (or its successor provision). The Organizational Documents shall not be amended without the prior written consent of the Mayor.

16. Insurance. The Association shall maintain adequate liability insurance at all times as directed by the Director of the Risk Management Division of the City. It is further agreed that the Association and the Risk Management Division shall reevaluate the reasonableness of the amounts and types of insurance coverage every three (3) years, and if such amounts or types of insurance have become inadequate, they shall agree to such additional insurance or policy amounts or coverage as necessary, subject to commercial availability and consistent with the need to protect the City and the Association.

17. Indemnification. The Association shall indemnify the City, its agents and employees against any and all liability arising from the acts or omissions of the Association pursuant to this Supplement occurring after the date hereof.

18. Capitalized and Defined Terms. All terms not otherwise defined in this Supplement shall have the meaning given them in the Lease or the Option Agreement.

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19. Severability. The invalidity of any provision of this Supplement shall not affect the validity of any other provision of this Supplement. If any provision of this Supplement or the application thereof to either party shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Supplement and the application of such provision to the other party shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

20. Independent Rights. The Association acknowledges that the City has independent rights with respect to the Lease, the Option Agreement, the Additional Consideration Agreement, and the Guaranty, and such rights are not modified or reduced by this Supplement.

21. Beneficaries. There are no third-party beneficiaries of this Agreement except as expressly provided herein.

22. Waiver of Breach. No waiver or breach of any covenant, condition or agreement herein contained shall operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their proper officers authorized to do so as of the day and year first written above.

THE CITY:
DEPUTY CITY CLERK
CITY AND COUNTY OF DENVER, a
ATTEST:	Colorado municipal corporation
/s/ Sherry L Jackson	By:	/s/ Illegible
SHERRY L. JACKSON, Clerk and Recorder of the City and Country of Denver		MAYOR
RECOMMENDED AND APPROVED:
By:	/s/ Illegible
Manager of Denver Parks and Recreation
APPROVED AS TO FORM:
J. WALLACE WORTHAM, JR.,
Attorney for the City and County of Denver		REGISTERED AND COUNTERSIGNED:
By:	/s/ Illegible	By:	/s/ Illegible
	Assistant City Attorney		Auditor for the City and County of Denver Contract Control # RC2Y008

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THE ASSOCIATION:

WINTER PARK RECREATIONAL ASSOCIATION, a Colorado nonprofit organization
By:	/s/ Illegible
President
By:	/s/ Illegible
Chairman, Board of Trustees

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